UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): October 1, 2007 (September 27, 2007)

LAURIER INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	33-100259	52-2286452
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

122 Ocean Park Boulevard, Suite 307, Santa Monica, CA 90405
Address of Principal Executive Offices
Zip Code

(310) 396-1691
Registrant’s Telephone Number, Including Area Code

51-3745 Lakeshore Road
Kelowna, BC, Canada V1W 3K4
Former Address of Principal Executive Offices

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Stock Purchase Agreement

On September 27, 2007, the Company and Katherine Bracey and John Bracey, who in the aggregate are the record holders of approximately 90.9% of the Company’s issued and outstanding common stock (the “Sellers”), entered into Stock Purchase Agreements (“Stock Purchase Agreements”) with Fountainhead Capital Management Limited (who was also acting on behalf of La Pergola Investments Limited) (the “Purchasers”), pursuant to which the Sellers agreed to sell to the Purchasers 5,000,000 shares of the Company’s common stock (the “Shares”) for a purchase price, in the aggregate amount of $175,000. The sale represents a change of control of the Company and the Shares acquired by the Purchasers represent approximately 90.80% of the issued and outstanding capital stock of the Company calculated on a fully-diluted basis (net of 5,000 shares transferred to certain “finders” in connection with the acquisition transaction). The Purchasers may acquire additional Shares in the future.

The Purchasers used their working capital to acquire the Shares. The Purchasers did not borrow any funds to acquire the Shares.

Prior to the Closing, the Purchasers were not affiliated with the Company. However, the Purchasers will be deemed affiliates of the Company after the Closing as a result of their stock ownership interest in the Company.

This brief description of the terms of the Stock Purchase Agreements is qualified by reference to the provision of the agreements, attached to this report as Exhibit 10.1 and 10.02, respectively.

ITEM 5.01	CHANGES IN CONTROL OF REGISTRANT

See response to Item 1.01.

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

Resignation and Appointment of Director and Principal Officers.

On September 27, 2007, in connection with the terms of the Stock Purchase Agreement:

Katherine Bracey and John Bracey resigned from the board of directors effective on the 10th day following the mailing to the stockholders of the Company of an information statement that complies with Rule 14f-1 of the Exchange Act and filing of the same with the Commission and John Bracey resigned from the offices of President, Chief Executive Officer, Chief Financial Officer, Treasurer, Secretary and any and all offices of the Company held by him effective as of the Closing.

Thomas W. Colligan was appointed as a director and President, Chief Executive Officer, Chief Financial Officer, Treasurer, Secretary of the Company effective at the Closing.

Thomas W. Colligan is currently the business development manager of Adventist Healthcare, Inc. and has held such position since June 2005. Mr. Colligan has also been an adjunct professor of psychology at Montgomery College, Maryland, since 2003 and a Group Psychotherapist with J&E Associates in Maryland since November 2001. Mr. Colligan holds a Masters Degree in Social Work and specializes in the delivery of quality behavioral healthcare to individuals and groups. Prior to joining Adventist, Mr. Colligan’s work focused on the investigation and analysis of clinical data relating to behavioral health through his work as a Clinical Research Coordinator and Psychotherapist with the Centers for Behavioral Health in Maryland. Mr. Colligan has also co-authored three works: “Understanding Workplace Stress - Journal of Workplace Behavioral Health;” “Measuring cultural climate in a uniformed services medical center, Military Medicine, 164(3), 202-208;” and “Spouse abuse: Physician guidelines to identification, diagnosis, and management in the uniformed services, Military Medicine, 164(1), 30-36.” Mr. Colligan is currently an MBA candidate at Frostburg State University in Maryland. He expects to matriculate in August 2006. Mr. Colligan is also a director and executive officer of Applied Medical Devices, Inc., a public reporting company.

Mr. Colligan expects to spend approximately 5 hours per month on the Company’s business and affairs.

ITEM 9.01.	EXHIBITS

(d)	Exhibits

Number	Description
10.1	Stock Purchase Agreement, dated as of September 27, 2007 by and among Laurier International, Inc., Katherine Bracey and Fountainhead Capital Management Limited.

10.2	Stock Purchase Agreement, dated as of September 27, 2007 by and among Laurier International, Inc., John Bracey and Fountainhead Capital Management Limited.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 1, 2007.

LAURIER INTERNATIONAL, INC.

/s/ Thomas W. Colligan
Thomas W. Colligan
President

EXHIBIT INDEX

Number	Description
10.1	Stock Purchase Agreement, dated as of September 27, 2007 by and among Laurier International, Inc., Katherine Bracey and Fountainhead Capital Management Limited.

10.2	Stock Purchase Agreement, dated as of September 27, 2007 by and among Laurier International, Inc., John Bracey and Fountainhead Capital Management Limited.